Exhibit 5.1

[Bryan Cave LLP Letterhead]
May 16, 2014

Centene Corporation
7700 Forsyth Boulevard
St. Louis, Missouri 63105

Ladies and Gentlemen:

We have acted as counsel to Centene Corporation, a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to an indeterminate amount of debt securities which may be offered at indeterminate prices from time to time by the Company (the “Securities”) pursuant to Rule 415 under the Act as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein and supplements to the prospectus.

The Securities will be issued under an Indenture (the “Indenture”) entered or to be entered into between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

In connection herewith, we have examined:

(1)	the Registration Statement (including all exhibits thereto); and

(2)	the Indenture or form of the Indenture, as applicable.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation, as amended, and the By-laws, as amended, of the Company and such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any document we examined in printed, word processed or similar form has been filed with the Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to certificates and statements of appropriate representatives of the Company.

We also have assumed that: (1) the Indenture will have been duly authorized, executed and delivered by the Company and the Trustee, will be in full force and effect and will not have been terminated or rescinded by the Company or the Trustee; (2) at the time of execution, authentication, issuance and delivery of the Securities, the Indenture will be the valid and legally binding obligation of the Trustee, enforceable against such party in accordance with its terms; and (3) at the time of the issuance and sale of any of the Securities, the terms of the Securities, and their issuance and sale, will have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that assuming the (i) taking of all necessary corporate action to authorize and approve the issuance and terms of the Securities, the terms of the offering thereof and related matters approved by the Board of Directors of the Company, a duly constituted and acting committee of such board or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being referred to herein as the “Board”) and (ii) due execution, authentication, issuance and delivery of the Securities upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the applicable Indenture, such Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinion set forth herein is further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a)    Our opinion herein reflects only the application of (i) applicable New York State law (excluding (A) all laws, rules and regulations of cities, counties and other political subdivisions of such State and (B) the securities, blue sky, environmental, employee benefit, pension, antitrust and tax laws of such State, as to which we express no opinion), (ii) the federal laws of the United States of America (excluding the federal securities, environmental, employee benefit, pension, tax, and antitrust laws, as to which we express no opinion), and (iii) to the extent required by the foregoing opinion, the General Corporation Law of the State of Delaware. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

(b)    Our opinion contained herein may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) requirements that a claim with respect to any Securities denominated other than in United States dollars (or a judgment denominated other than in United States dollars with respect to such a claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law, and (v) governmental authority to limit, delay, or prohibit the making of payments outside the United States or in foreign or composite currency.

(c)    Our opinion is further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

(d)    We express no opinion as to:

(i)    the enforceability of any provision of the Indenture purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) confer subject matter jurisdiction on a court not having independent grounds therefor, (C) modify or waive the requirements for effective service of process for any action that may be brought, (D) waive the right of the Company or any other person to a trial by jury, (E) provide that remedies are cumulative or that decisions by a party are conclusive or (F) modify or waive the rights to notice, legal defenses, statutes of limitations and statutes of repose (including the tolling of the same) or other benefits that cannot be waived under applicable law or (G) govern choice of law or conflict of laws; or (H) provide for or grant a power of attorney; or;

(ii)    the enforceability of (A) any rights to indemnification or contribution provided for in the Indenture which are violative of public policy underlying any law, rule or regulation (including any Federal or state securities law, rule or regulation) or the legality of such rights, or (B) provisions in the Indenture whose terms are left open for later resolution by the parties.

You have informed us that you intend to issue the Securities from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. We understand that prior to issuing any Securities you will afford us an opportunity to review the operative documents pursuant to which such Securities are to be issued (including the applicable prospectus supplement) and will file such supplement or amendment to this opinion letter (if any) as we may reasonably consider necessary or appropriate by reason of the terms of such Securities.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion letter with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Securities. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave LLP